for Immediate Release

DARLING International

                                                            News Release



     Darling International Inc. Announces Continuing Discussions with Banks

         Irving,  Texas,  December 16, 1998:  Darling  International Inc. (AMEX:
DAR) reported the Company and its bank lending group are continuing discussions to amend certain terms and conditions of the current Credit Agreement in the light of reduced commodity prices which have adversely affected the Company's sales and earnings in 1998. The banks previously agreed to forbear their rights through December 14, 1998, by reason of the Company's failure to meet certain financial covenants.

         In order to finalize an amendment to the Credit Agreement the banks have agreed to extend the forbearance period to January 15, 1999. The banks continue to provide funding to the Company pursuant to the Credit Agreement. Although the Company is optimistic, there is, of course, no guaranty that the negotiations to amend the Credit Agreement will be successful.

         Darling International Inc. is the largest food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil, bakery by-products, and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and dried bakery product. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world.

         The Company's shares are traded on the American Stock Exchange under the symbol DAR. In AMEX trading on Tuesday, December 15, Darling stock closed at $2.625 per share.

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FOR MORE INFORMATION CONTACT:               251 O'Connor Ridge Blvd., Suite 300
  John O. Muse,                             Irving, Texas 75038
  Chief Financial Officer, or               Phone: 972-717-0300
  Brad Phillips, Treasurer